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              EXHIBIT 12 -  RATIO OF EARNINGS TO FIXED CHARGES

                       OLD KENT FINANCIAL CORPORATION
                     Ratio of Earnings to Fixed Charges


                                                                       Years Ended December 31
                                               -------------------------------------------------------------------------
                                               1999         1998         1997         1996          1995          1994
                                             --------     --------     --------     --------      --------      --------
  Earnings:
    Income before income taxes               $389,316     $343,694     $341,843     $287,089      $266,780      $233,551
    Fixed charges                             130,889      137,875      116,581       84,180        82,541        38,730
                                             --------     --------     --------     --------      --------      --------
                                             $520,205     $481,569     $458,424     $371,269      $349,321      $272,281
                                             ========     ========     ========     ========      ========      ========
  Fixed charges:
   Interest expense
     (other than interest on deposits)       $130,889     $137,875     $116,581      $84,180      $ 82,541      $ 38,730
   Interest factor in rent expense                 --           --           --           --            --            --
                                             --------     --------     --------     --------      --------      --------
                                             $130,889     $137,875     $116,581      $84,180      $ 82,541      $ 38,730
                                             ========     ========     ========     ========      ========      ========
  Ratio of earnings to fixed charges,
    excluding interest on deposits               3.97         3.49         3.93         4.41          4.23          7.03
Including Interest On Deposits

  Earnings:
    Income before income taxes               $389,316     $343,694     $341,843     $287,089      $266,780      $233,551
    Fixed charges                             605,073      639,748      636,330      582,177       555,797       357,750
                                             --------     --------     --------     --------      --------      --------
                                             $994,389     $983,442     $978,173     $869,266      $822,577      $591,301
                                             ========     ========     ========     ========      ========      ========
  Fixed charges:
    Interest expense                         $605,073     $639,748     $636,330     $582,177      $555,797      $357,750
    Interest factor in rent expense                --           --           --           --            --            --
                                             --------     --------     --------     --------      --------      --------
                                             $605,073     $639,748     $636,330     $582,177      $555,797      $357,750
                                             ========     ========     ========     ========      ========      ========
  Ratio of earnings to fixed charges,
    including interest on deposits               1.64         1.54         1.54         1.49          1.48          1.65
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The Corporation had no preferred stock outstanding during any period presented.
Accordingly, its ratio of earnings to combined fixed charges and preferred stock dividends is the same as its ratio of earnings to fixed charges.